Exhibit 99.1
urban-gro, Inc. Reports Fourth Quarter and Full Year 2022 Financial Results
Provides Full Year 2023 Guidance
•Fourth Quarter Revenue of $17.3 million, as compared to revenue guidance of approximately $17.0 million
•Fourth Quarter Net Loss of $4.2 million and negative Adjusted EBITDA1 of $1.66 million, as compared to negative Adjusted EBITDA1 guidance of approximately $1.5 million
•2022 Full Year Revenue of $67.0 million, a 7.9% increase over $62.1 million in the prior year period
•2022 Full Year Net Loss of $15.3 million and negative Adjusted EBITDA1 of $3.9 million
•Record project backlog of $93 million as of December 31, 2022, as compared to previously estimated backlog of approximately $87.0 million, a sequential increase of $26 million
•Completed acquisition of Houston, Texas based engineering firm, Dawson Van Orden, Inc. ("DVO") in October 2022
•For Full Year 2023, provides revenue guidance of $100 million to $120 million, and Adjusted EBITDA1 guidance of negative $3.0 million to slightly positive
•Company to host conference call and webcast today, March 30, 2023 at 4:30 PM ET
LAFAYETTE, Colo. Mar. 30, 2023 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), an integrated professional services and design-build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and other commercial sectors, today reported fourth quarter and full year financial results and provided full year 2023 guidance.

Bradley Nattrass, Chairman and CEO, commented, “2022 was a successful year for urban-gro. Despite headwinds we encountered in the cannabis sector, we continued to execute our long-term strategy by adding new capabilities and expertise to our business both organically and through the acquisitions of the construction management company, Emerald, and the engineering firm, DVO. Further, we advanced the business forward by successfully expanding our reach in terms of diversifying both our markets and service capabilities. We strengthened the depth in our leadership team both through our acquisitions and with the appointment of a new, design-build experienced COO, and marked our geographic expansion with the opening of our first European office. Our unique value-added model, which includes our talented team of experts, integrated solutions, and sector diversification, differentiates us as a company that can continue to deliver growth in a turbulent environment. This was evident in our fourth quarter results, where we were able to achieve revenue and Adjusted EBITDA in line with guidance, despite the ongoing softness in cultivation equipment sales in the cannabis sector.”

Mr. Nattrass added, “Looking ahead to 2023, we are focused on continuing to scale and integrate our operations to service the increased demand that is reflected in our record $93 million backlog. We continue to see strong momentum in our design-build and professional services solutions across all sectors, and although early, we anticipate a recovery in the cannabis sector later this year and a corresponding increase in equipment systems sales as well. Until this timing becomes clearer, we remain committed to driving efficiencies in our model, leveraging our team of more than 150 professionals, and optimizing the targeted investments we continue to make in the business, all centered on returning to positive Adjusted EBITDA as soon as possible.”
Fourth Quarter 2022 Financial Results
Revenue was $17.3 million, a sequential increase of $5 million or 40% over $12.4 million in the third quarter of 2022, and a decrease of $1.6 million or 8.6% as compared to $19 million in the prior year period. This decrease from the prior year period was driven by lower equipment systems revenue of $13.3 million, primarily reflecting significantly reduced equipment demand in the U.S. cannabis market as a result of ongoing state-level regulatory delays in the license-awarding process, as well as the lack of movement on passing key legislation impacting the industry. This decrease was partially offset by the accretive acquisition of Emerald Construction Management (“Emerald”) at the end of April 2022 that supported $11.5 million in construction design-build revenue growth, as well as incremental professional services revenue growth of $0.3 million that was associated with the acquisition of DVO at the end of October 2022.

Gross profit was $3.2 million, or 19% of revenue as compared to $4.9 million, or 26% of revenue in the prior year period. The decrease in gross profit was primarily driven by the contribution of lower margin construction design-build revenue from the Emerald acquisition.
Operating expenses were $6.2 million as compared to $5.6 million in the prior year period, representing an increase of $0.6 million. The increase in operating expenses were primarily due to increased headcount from the Emerald and DVO acquisitions and continued investment in the Company's future growth, including our European operations.
Non-operating expenses were $1.3 million as compared to $0.0 million in the prior year, and included an impairment loss of $1.0 million related to settlement of a litigation receivable and $0.4 million in additional contingent consideration expense related to the 2WR acquisition.
Net loss was $4.2 million, or $(0.39) per share as compared to a net loss of $0.6 million, or $(0.06) per share in the prior year period.
Adjusted EBITDA1 was negative $1.66 million as compared to a positive $0.5 million in the prior year period. The decrease in Adjusted EBITDA1 was driven by lower revenues and gross profit, as well as strategic investments in operating expenses to drive growth.
1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Use of Non-GAAP Financial Information” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this non-GAAP financial information to GAAP results.
Cash position at the end of 2022 was $12.0 million with no bank debt.
Summary Full Year 2022 Financial Results
Revenue was $67.0 million as compared to $62.1 million in the prior year, representing an increase of $4.9 million, or 7.9%. This increase was driven by the acquisitions of 2WR in July 2021, Emerald in April 2022, and DVO in October 2022, partially offset by decreases in equipment systems revenue reflecting significantly reduced demand in the CEA market as a result of ongoing state-level regulatory delays in the license-awarding process, as well as the lack of movement on passing key legislation impacting the industry.
Gross profit was $14.2 million, or 21% of revenue, as compared to $14.8 million, or 24% of revenue in the prior year. The decrease in gross profit was primarily driven by the contribution of lower margin construction design-build revenue from the Emerald acquisition.

Operating expenses were $26.8 million as compared to $15.0 million in the prior year, representing an increase of $11.8 million. Included in 2022 operating expenses are $3.3 million of one-time business development expenses. The remaining increase in operating expenses was primarily driven by increased headcount as a result of the 2WR, Emerald and DVO acquisitions and additional hiring to further build out our teams.

Non-operating expenses were $3.0 million as compared to $0.7 million in the prior year, and included impairment losses of $2.7 million and additional contingent consideration expense of $0.4 million. The $2.7 million of impairment losses were comprised of a $1.0 million settlement of a litigation receivable and $1.7 million for an impairment of an investment. The contingent consideration expense related to the 2WR acquisition.
Net loss was $15.3 million, or $(1.44) per share as compared to a net loss of $0.9 million, or $(0.09) per share, in the prior year.
Adjusted EBITDA1 was negative $3.9 million as compared to a positive $2.7 million in the prior year. The decrease in Adjusted EBITDA1 was primarily the result of increased general and administrative expenses associated with scaling headcount and investment in our European operations. 1Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Use of Non-GAAP Financial Information” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this non-GAAP financial information to GAAP results.
Backlog as of December 31, 2022
Consolidated backlog is unrealized revenue represented by contractually committed construction design-build, equipment systems, and service orders. As of December 31, 2022, total backlog was approximately $93 million in contracts, comprised of $82 million in construction design-build, $6 million of professional services, and $5 million of equipment systems.

The following table summarizes the quarter over quarter change in backlog from the quarter ended September 30, 2022 to the quarter ended December 31, 2022:

	Equipment Systems	Services	Construction Design-Build	Total Backlog
	(in millions)
Beginning backlog as of September 30, 2022	$5	$6	$56	$67
Revenue recognized	-2	-3	-12	-17
Backlog additions	2	3	38	43
Ending backlog as of December 31, 2022	$5	$6	$82	$93
M&A Activity
The Company consummated the following acquisitions in the full year 2022:
•On April 29, 2022, the Company purchased Emerald, a construction management firm based in Colorado.
•On October 31, 2022, the Company purchased the assets of DVO, a full-service engineering firm based in Texas.
Geographic Footprint
The Company operates out of offices in five states in the United States, including Colorado, Texas, Georgia, Massachusetts, and Florida. In addition, for its European operations, the Company operates out of an office in the Netherlands.
Revenue and Adjusted EBITDA1 Guidance - Full Year 2023 and First Quarter 2023
For the 2023 full year, the Company anticipates consolidated revenue in a range of $100 to $120 million and Adjusted EBITDA1 in a range of negative $3 million to slightly positive. For the first quarter 2023, the Company expects revenue to be slightly below that of the fourth quarter 2022 with an increased adjusted EBITDA1 loss as a result of the delayed kick-off of two design-build projects that began in March 2023.
Conference Call Details
urban-gro will host a conference call and live audio webcast to discuss the operational and financial results today, March 30, 2023 at 4:30 PM ET. Interested participants and investors may access the conference call by dialing 877-407-3982 (U.S.), or 201-493-6780 (International). The live webcast will be accessible on the Events page of the Investors section of the urban-gro website, ir.urban-gro.com, and will be archived for 90 days following the event.
Use of Non-GAAP Financial Information
We define Adjusted EBITDA as net income (loss) attributable to urban-gro, determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest income and expense, income taxes, depreciation of tangible assets, amortization of intangible assets, impairment of investments, unrealized exchange losses, debt forgiveness and extinguishment, stock-based compensation expense, one-time and non-recurring expenses, and acquisition costs that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure, and it is not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP.
Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.
There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

About urban-gro, Inc.
urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and design-build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.
Safe Harbor Statement
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “will,” “expects,” “anticipates,” “may,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The forward-looking statements in this press release include, without limitation, financial projections, future events, business strategy, future performance, future operations, future demand, backlog, financial position, estimated revenues, losses, adjusted EBITDA, and positive free cash flow, prospects, plans and objectives of management. These and other forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including, among others, our ability to successfully manage and integrate acquisitions, our ability to accurately forecast revenues and costs, competition for projects in our markets, our ability to predict and respond to new laws and governmental regulatory actions, our ability to successfully develop new and/or enhancements to our product offerings and develop a product mix to meet demand, risks related to adverse weather conditions, supply chain issues, rising interest rates, economic downturn or other factors that could cause delays or the cancellation of projects in our backlog or our ability to secure future projects, our ability to maintain favorable relationships with suppliers, risks associated with reliance on key customers and suppliers, our ability to attract and retain key personnel, results of litigation and other claims and insurance coverage issues, risks related to our information technology systems and infrastructure, our ability to maintain effective internal controls, our ability to execute on our strategic plans, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2023, particularly our growth initiatives. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

urban-gro, Inc.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash	$12,008,003	$34,592,190
Accounts receivable, net	15,380,292	13,125,685
Contract receivables	3,004,282	—
Inventories	320,372	514,756
Prepaid expenses and other current assets	3,844,588	11,248,266
Total current assets	34,557,537	59,480,897
Non-current assets:
Property and equipment, net	1,307,146	207,496
Operating lease right of use assets, net	2,618,825	689,704
Investments	2,559,307	4,210,358
Goodwill	15,572,050	7,992,121
Intangible assets, net	5,450,687	1,575,466
Total non-current assets	27,508,015	14,675,145
Total assets	$62,065,552	$74,156,042
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,960,364	$6,066,896
Accrued expenses	1,294,452	—
Contract liabilities	3,196,961	3,878,278
Customer deposits	2,571,161	13,345,451
Contingent consideration	2,799,287	1,563,000
Promissory note	3,832,682	—
Operating lease liabilities	600,816	152,459
Total current liabilities	24,255,723	25,006,084
Non-current liabilities:
Operating lease liabilities	2,044,782	542,003
Deferred tax liability	1,033,283	440,625
Total non-current liabilities	3,078,065	982,628

Shareholders’ equity:
Preferred stock, $0.10 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 12,220,593 issued and 10,770,760 outstanding as of December 31, 2022, and 11,588,110 shares issued and 10,733,195 outstanding as of December 31, 2021	12,221	11,588
Additional paid-in capital	84,882,982	78,679,220
Treasury shares, cost basis: 1,449,833 shares as of December 31, 2022 and 854,915 as of December 31, 2021	(12,045,542)	(7,683,490)
Accumulated deficit	(38,117,897)	(22,839,988)
Total shareholders’ equity	34,731,764	48,167,330
Total liabilities and shareholders’ equity	$62,065,552	$74,156,042

urban-gro, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Revenues:
Equipment systems	$2,309,387	$15,581,738	$33,333,574	$55,560,126
Services	3,356,912	3,033,803	12,862,308	5,043,764
Construction design-build	11,521,313	—	19,822,901	—
Other	139,663	344,176	1,011,151	1,509,291
Total revenues and other income	17,327,275	18,959,717	67,029,934	62,113,181
Cost of revenues:
Equipment systems	1,834,646	12,313,164	27,963,258	42,195,136
Services	1,543,535	1,472,686	6,225,634	4,051,229
Construction design-build	10,641,962	—	17,905,172	—
Other	97,970	235,141	730,151	1,106,930
Total cost of revenues	14,118,113	14,020,992	52,824,215	47,353,295
Gross profit	3,209,162	4,938,725	14,205,719	14,759,886

Operating expenses:
General and administrative	5,152,770	4,670,662	19,911,276	12,852,168
Stock-based compensation	711,018	744,472	2,571,785	1,840,913
Intangible asset amortization	286,716	169,822	1,059,779	271,549
Business development	—	—	3,299,864	—
Total operating expenses	6,150,504	5,584,956	26,842,704	14,964,630
Loss from operations	(2,941,342)	(646,231)	(12,636,985)	(204,744)

Non-operating income (expenses):
Interest expense	(32,309)	(7,659)	(54,579)	(334,056)
Interest expense – beneficial conversion of notes payable	—	—	—	(636,075)
Interest income	107,683	4	329,012	23,566
Loss on extinguishment of debt	—	—	—	(790,723)
Contingent consideration	(436,905)	—	(436,905)	—
Impairment loss	(950,575)	—	(2,660,933)	—
PPP loan forgiveness	—	—	—	1,032,316
Other income (expense)	7,917	49,701	(139,611)	34,049
Total non-operating income (expenses)	(1,304,189)	42,046	(2,963,016)	(670,923)
Loss before income taxes	(4,245,531)	(604,185)	(15,600,001)	(875,667)

Income tax benefit	63,926	—	322,092	—
Net loss	$(4,181,605)	$(604,185)	$(15,277,909)	$(875,667)

Comprehensive loss	$(4,181,605)	$(604,185)	$(15,277,909)	$(875,667)

Loss per share – basic and diluted	$(0.39)	$(0.06)	$(1.44)	$(0.09)
Weighted average shares – basic and diluted	10,713,158	10,748,983	10,610,841	10,020,301

urban-gro, Inc.
NON-GAAP ADJUSTED EBITDA RECONCILIATION TO NET LOSS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Net loss	$(4,181,605)	$(604,185)	$(15,277,909)	$(875,667)
Interest expense	32,309	7,658	54,579	334,056
Interest expense – beneficial conversion of notes payable	—	—	—	636,075
Interest income	(107,683)	—	(329,012)	—
Income tax benefit	(63,926)	—	(322,092)	—
Depreciation and amortization	366,480	231,344	1,483,065	495,276
EBITDA	(3,954,425)	(365,183)	(14,391,369)	589,740
Loss on extinguishment of debt	—	—	—	790,723
PPP loan forgiveness	—	—	—	(1,032,316)
Non-recurring legal fees	94,062	126,246	352,173	126,246
One-time employee expense	31,398	—	819,089	125,000
Contingent consideration	436,905	—	436,905	—
Business development	—	—	3,299,864	—
Impairment loss	950,576	—	2,660,934	—
Stock-based compensation	711,018	744,472	2,571,785	1,840,913
Transaction costs	71,071	39,886	347,317	238,495
Adjusted EBITDA	$(1,659,395)	$545,421	$(3,903,302)	$2,678,801
Investor Contacts:
Dan Droller – urban-gro, Inc.
EVP Corporate Development & Investor Relations
-or-
Jeff Sonnek – ICR, Inc.
(720) 730-8160
investors@urban-gro.com
Media Contact:
Mark Sinclair – MATTIO Communications
(650) 269-9530
urbangro@mattio.com